Exhibit 99

November 12, 2003

7:00 a.m. PST

Moderator

Ladies and gentlemen, thank you for standing by and welcome to the CB Richard Ellis Third Quarter 2003 Earnings Call.  At this time all participants are in a listen-only mode.  Later we will conduct a question and answer session and instructions will be given at that time.  As a reminder, this conference is being recorded.  I would now like to turn the conference over to our host, the Chief Financial Officer, Mr. Ken Kay.  Please go ahead.

K. Kay

Thank you.  Thanks for joining us today for CB Richard Ellis’ Third Quarter 2003 Earnings conference call.  My name is Ken Kay, Chief Financial Officer of the company.  It’s my pleasure to welcome you to our regular quarterly public call.  On this call we’ll be covering our third quarter 2003 results, as well as providing you with an update on the Insignia integration.

Participating on the call with me this morning will be Ray Wirta, our Chief Executive Officer; Brett White, our President; Cal Frese, our Chief Operating Officer of the Americas; Ron Platisha, our Executive Vice President of Finance; Debbie Fan, our Treasurer, and Gil Borok, our Global Controller.

Before we get started I want to mention that we may make forward-looking statements during the course of this call.  These statements should be considered as estimates only and actual results may ultimately differ from these estimates.  CB Richard Ellis undertakes no obligation to update or publicly revise any of the forward-looking statements that you may hear today.  Please refer to the company’s annual report on Form 10-K and our quarterly reports on Form 10-Q for a full discussion of the risks and other factors that may impact any estimates that you may hear today.

Just as a reminder, this is a public call and our responses to questions must be limited to information that is acceptable for dissemination with the public domain.  With that, I’d like to turn the call over to Ray Wirta, our Chief Executive Officer.

R. Wirta

Thank you, Ken, and good morning to everyone on the call, particularly our new banks.  I have a couple of general comments.  First, you’ll see by our press release, our results are up substantially, primarily driven by the new numbers coming from Insignia, and both Ken and Brett will get into that.

More generally, this is our 14th straight month of double-digit revenue increase at the revenue line.  I guess that’s repetitive - revenue increase at the revenue line.  That’s a terrific record.  Also, this marks the sixth consecutive quarter that we have outperformed on a percentage compare year-to-year basis, both revenue and EBITDA, compared to our two largest competitors who are Jones Lang and Trammell Crow.

Lastly, the third quarter in the real estate sector is the first time in almost three years that all four major property sectors - retail, office, industrial and multi-family - were up on a net absorption basis.  This bodes well for momentum toward likely vacancy decreases and rent stabilization increases in the coming year.  With that, I’d like to turn the call over to Brett White, our President.

B. White

Thank you, Ray.  In the Americas, revenue for the quarter increased by approximately 48% while EBITDA, excluding merger-related charges, increased by approximately 26% compared to the same quarter last year.  Although the Insignia acquisition accounted for approximately 33% of the 48% revenue increase, performance in the existing CBRE business was also quite strong.

CBRE’s standalone sales revenue was up approximately 23% from the same quarter last year as a result of strong investment sales activities.  Existing leasing revenue increased by approximately 8%, primarily due to a 3% increase in lease transaction volume from the previous year.

In Europe revenue for the third quarter was approximately 85% higher than the same period last year.  The increase was primarily driven by higher sales revenue in the U.K., France and Spain, and the combined results of CBRE and Insignia operations.  EBITDA was lower this quarter as a result of integration costs, new facility costs and increased insurance and pension expense, but still better than prior year on a year-to-date basis, by 6%.

In Asia-Pacific we have also seen a significant improvement in revenue, increasing approximately 37% from the third quarter prior year.  EBITDA has also improved approximately 500% for the same period.  These increases were mainly due to improved performance in sales, leasing and appraisal operations in Australia and Singapore.  Insignia only had a small number of startup operations in Asia and this did not contribute much to the overall performance improvement in the region.

The Insignia integration is also going quite well.  We’ve exceeded the initial targets we set for cost savings upon closing the transaction.  We have been very successful in retaining our brokers and theirs, and have actually experienced very minimal loss of revenue producers.  We continue to focus our efforts on streamlining the two operations and building an efficient infrastructure.  With that, I’ll turn the call over to Ken.

K. Kay

Thanks, Brett.  Revenue for the third quarter totaled $423.4 million.  This was $138.4 million or approximately 49% higher than the prior year due to the factors, as Brett mentioned earlier, as well as the impact of favorable foreign currency translation rates, which contributed approximately $8.8 million to the revenue increase.

Cost of services for the quarter of $208.2 million was $72.5 million or approximately 53% higher than the prior year, driven primarily by combining Insignia results with ours, as well as higher commission expense related to increased sales and lease transaction revenue.  In addition, payroll-related costs, including worldwide insurance and pension expense in the U.K., were higher than the same period last year.

Operating expense for the third quarter totaled $180.3 million, which was $55.8 million or approximately 45% higher than the prior year.  Approximately 25% of the increase was attributable to combining Insignia results.  The remaining increase was primarily due to higher payroll-related expenses and bonus accruals resulting from improved operating performance, integration expenses and increased occupancy costs in the U.K.

The increase in foreign currency translation rates versus the dollar comprised approximately $8.1 million of the overall increase in cost of services and operating expenses.  Based upon actions completed to date, annualized synergy savings from the Insignia transaction are expected to be about $6 million or 16% ahead of the target we committed to.

EBITDA for the quarter totaled $20.7 million, which included $16.5 million of merger-related expenses and approximately $2.4 million of integration expenses associated with the Insignia transaction.  Excluding these charges, EBITDA increased $12.1 million or approximately 44% compared to the prior year.

Interest expense for the quarter increased $12.8 million when compared to the prior year.  The increase was mainly due to the issuance of $200 million of senior unsecured notes in May 2003 and the additional $75 million term B loan in July 2003 as part of the Insignia merger.  Additionally, the write-off of approximately $6.8 million of deferred financing costs associated with the 2001 financing of the credit facilities related to the management buyout transaction, which has been replaced, also added to the increase in interest expense.

The effective income tax rate decreased from 65% in the third quarter of 2002 to 39% in the third quarter of 2003, primarily as a result of the impact of the Insignia acquisition and non-taxable gains associated with the company’s deferred compensation plan in the current year versus non-deductible losses experienced in the prior year.

Now let’s look at the balance sheet.  The September 30, 2003 cash balance was $83.3 million.  The cash balance was substantially higher than previous quarters in 2003 and year-end 2002 mainly due to the consolidation of Insignia’s operations and certain unpaid merger-related expenses that are due in the fourth quarter or early 2004.

The warehouse receivable represents loans committed for purchase by Freddie Mac.  These loans are funded via credit line and the receivable and related debt balances fluctuate based upon pending loan closings.  Other current assets, which include accounts receivable, is higher than at year end due to the consolidation of Insignia operations.  Long-term assets are higher than at year end, primarily due to contributions made to co-investments, net deferred financing costs incurred relative to the Insignia acquisition and the inclusion of Insignia’s long-term assets.

Current liabilities, excluding short-term debt, increased by approximately $125 million, mainly due to the consolidation of Insignia operations, partially offset by the payment of bonuses and taxes in the first and second quarters.  We had no revolver borrowings at September 30, 2003.  Other long-term liabilities increased primarily due to the recording of a landlord concession received in connection with a new lease in London, increased pension liabilities, accruals for lease terminations for duplicate facilities and the inclusion of Insignia’s other long-term liabilities.

In the third quarter, total debt, excluding the LJ Melody Warehouse lines and the non-recourse debt related to co-investment activity, was $755.3 million, which was $272.4 million higher than the same quarter last year.  The increase is due to the issuance of the $200 million senior, unsecured notes and the additional $75 million term B loan mentioned earlier, and the inclusion of Insignia acquisition notes of $14 million net of overall debt repayment of approximately $16 million.

On October 14, 2003 we completed the refinancing of our credit facility.  Under the amended and restated credit agreement we borrowed $300 million in the form of a new term B loan facility and reduced the interest rate spread by 100 basis points.  We used the proceeds to pay off the existing term A and term B loan balances of approximately $289 million.  We plan to use the additional $10 million in new term B borrowings to pay down more of the outstanding 16% mezzanine notes later in the fourth quarter.  On October 27, 2003 we already redeemed $20 million of these 16% notes.

We have completed our covenant calculations as of September 30, 2003 and we are in compliance with the new financial covenant ratios with ample cushion.  We have run covenant calculation models for the fourth quarter and the results of those calculations show that we will be in compliance for the balance of the year.  I’ll now turn the call back over to Ray.

R. Wirta

Thank you, Ken.  In summary, it’s been a busy quarter for us between the closing of the Insignia transaction and the re-refinancing of some of our debt and also debt pay down.  The fourth quarter, I think, as those of you who are experienced with the company will recall, is our peak earning period both on the revenue and EBITDA line.  We’re certainly heading into the fourth quarter with good momentum based upon third quarter results.

We also have a strong sense, based upon the improvement in occupancies, that is absorption in the four major property types all at the same time, that the general expectation of marketplace that vacancies will start to decline and rents go up by most property types, in many geographies, by mid-year is probably a sound expectation.  We, of course, don’t have any comments to make relative to our ‘04 plan or our ‘03 expectations, but hopefully you get a sense from our tone that we remain quietly confident in the business. With that, I would like to turn the call over to our operator, Robert, to open it up for Q&A. Robert, would you please do that?

Moderator	Our first question comes from Rachel Golder of Goldman Sachs. Please go ahead.

R. Golder

With Insignia now onboard, I’d like to try and understand the pro forma numbers a little bit better, understand how Insignia actually performed in this quarter versus the year earlier.  Then if you could tell us what a pro forma – one of the things I’m trying to get at is in bank covenants.  Are you using pro forma numbers to get what the covenant levels and what the actual test was for those covenants?

K. Kay	Yes, it sounds like there are a couple of questions in there.

R. Golder	Yes, sorry about that.

K. Kay

No problem.  Let me deal with the covenant question first and see if I can amply respond to it.  The covenant calculations are based, and the covenant thresholds were set, based upon the pro forma results for CB as well as Insignia on a combined basis.  So the calculations were done in line with that and our cushion was well in excess of what the covenant requirements were because of the strong performance of the business, as well as the enhanced cash balance that we maintained as of the end of the quarter.  It is done on a pro forma basis and it includes an add-back for synergy savings that was pre-negotiated with the lending institutions.

R. Golder	What are the tests? Is it both a coverage and a leverage test?

K. Kay	Yes.

R. Golder	Can you tell us what the calculation of leverage was on a pro forma basis to meet that test?

K. Kay	What the calculation of leverage was?

R. Golder	Yes.

K. Kay	Hold on one second. The leverage requirement is four times and we were at around three times, so there was ample cushion.

R. Golder	Okay, that’s helpful. Then I guess I’d love to hear how Insignia’s performance was on a year-over-year basis.

R. Wirta

I’ve just got a comment, Rachel, before Ken responds, and Brett may have a comment after Ken responds.  Obviously, with the integration of two companies it’ll become increasingly challenging to, in fact already is, separate out “their results” from our results.  So go ahead, Ken.

K. Kay

I just wanted to stress something that is really consistent with what Ray was saying is that the transaction closed on July 23rd, so it’s not a straight comparison of Insignia’s performance on a year-over-year basis for quarterly results because the results for Insignia up until July 23rd don’t get included into our numbers.  It’s really not possible for us to give you a comparison in terms of what Insignia’s performance was, as it’s reflected and included in the combined operating results.

R. Wirta	Let me ask Brett White, our President, to make some color comments, if you will, relative to our subjective perspective on that.

B. White

Rachel, in a general sense, you will find that Insignia’s results and CBRE’s results will move in pretty close correlation because we’re in generally the same markets and we were in generally the same businesses.  So, that being said, I would tell you that in the third quarter we saw softness in both businesses in the tri-state, probably no surprise to you. That was true, as I mentioned on both our business and theirs.

R. Wirta

Yes, I might add a final comment on that question, which is that as we were tracking everybody’s public numbers, that is Jones Lang, Trammell and Insignia when they were public, and you can tell this by the numbers as well, that generally Insignia was outperforming both Jones Lang and Trammel over the last three or four quarters.  We, of course, were outperforming everyone, including Insignia, but our sense is that Insignia is, well, diluting, in effect, our outstanding results slightly, still maintains that number-two position relative to what they contributed compared to the other competition.

R. Golder

That’s really helpful, thank you.  Just if you could look a little bit at the different sources of revenues and a little bit more regionally as well, just talk about where there are pockets of strength in sales, pockets of strength or weakness in leasing.

B. White

This is Brett.  Let me generalize and tell you that the sale business is strong everywhere, whether you’re talking about a market in the United States or you’re talking about Europe where we saw a particularly strong sale business come out of Spain and the U.K. and France.  That is a truism that’s been in place now for two years, Rachel.  On the leasing business that’s a very good question because we’re finding that the leasing business, there is no rule right now as to how it is performing.

You would find in the tri-state - again, no surprise to you - the leasing business is particularly soft and has been now, for well over a year and a half.  You would find that in some of our markets in the United States, outside the tri-state - let me point specifically to Los Angeles, Chicago, even the Bay Area - we’re seeing relatively decent leasing business compared to prior.

In Europe we are seeing good leasing business in Spain; we have seen decent leasing business in France, good leasing business in the Netherlands.  The U.K., which is our largest business in Europe, I would say the leasing business in the city of London is just like New York; it’s quite soft.  Outside the city of London, so the southwest suburbs and even to that extent Mayfair, is holding up fairly well.  The industrial leasing business in Europe and the States is still holding on relatively well.

R. Golder	That’s great, and one last, if I may. Did the leverage test remain the same in the fourth quarter; does it remain at four times?

K. Kay	In the fourth quarter? Hold on one second; let me just check. No, it goes down to three seventy-five.

Moderator	Our next question comes from the line of Larry Taylor from Credit Suisse First Boston. Please go ahead.

L. Taylor	Ken, could you give us a run-rate cash interest expense to look at here, one that would include the whole, post the transaction?

K. Kay

If you back out of this quarter’s interest charge, the $6.8 million of deferred financing cost write-off associated with the MBO and just annualize that number, you probably would get pretty close to what that number is.

L. Taylor	We have to bump a chunk of it up for the month, right, or for the three and a half weeks in July? We closed on the 23rd?

K. Kay	No, it was already outstanding because we closed....

L. Taylor	Oh, that’s right; that’s right. Okay.

K. Kay	You just take the interest cost of around $28 million; back out the $6.8 million; you’re probably at around $86 million.

L. Taylor

Okay, great.  Thank you.  In terms of the revolver, you have nothing outstanding; you were very clear on that.  Do you anticipate drawing the revolver in the near term or over the next couple of quarters, or are you likely to be able to use cash from operations through this bonus season?

K. Kay

No, I think, currently, we’re hopeful that we can use cash from operations through the bonus season.  If we have to draw some it probably would be a minimal amount, but that would be well into the end of the first quarter.

R. Wirta	Larry, that’s also a function of our thinking about further pay-downs on the mezz debt, just depends on kind of cost of funds and other alternative choices.

L. Taylor

Okay, that’s great.  In terms of real estate conditions, the U.S. office market in particular, big-ticket leases, is that starting to come back at this point or is that still sort of a little bit slower than it has been?

B. White

Larry, it’s Brett.  Let me give you some anecdotal evidence.  I was in New York yesterday and Monday and here’s what we’re seeing.  Actually I met with a couple of the larger owners of office properties in Manhattan and here’s what they told me.  They said they are not seeing normalized, large-ticket office tenants in the marketplace.

What they are beginning to see, and it led them to be hopeful, was some of the larger, particularly financial services firms, are beginning to dust off their longer-term strategic plans, as it relates to real estate.  So the kinds of calls they’re getting aren’t from the financial - it’s not from brokers saying, “We need a million square feet of space.”

What they’re hearing is “We’re beginning now to think about space.  We haven’t been thinking about it for a couple of years; all we’ve been doing is disposing.  Now we think we’re going to begin the process of transitioning from a disposal scenario to one of a more long-term planning scenario.”

What does that all mean to us?  Those are good signs.  Does it translate into leasing velocity this quarter or first quarter?  I doubt it.  I think, as Ray said, an optimistic scenario would be we would begin to see improvement in the leasing markets third quarter ‘04.

L. Taylor

Okay, okay, great.  Do you think similar kind of tone exists nationwide?  Obviously it differs market to market, but if you were going to characterize things across the country, that’s how you would do it?

B. White

Yes, I think, generally speaking, what you’re seeing is that we are having improvements in some markets.  I mentioned Southern California in particular.  I mentioned San Francisco, again, a relatively low hurdle to get over for San Francisco, but it is an improved market nonetheless.  DC, particularly downtown, is doing well.  I make note that Brookfield just bought their first asset in downtown DC and I think that’s evidence that some big institutions think that market is recovering.  So I think there are smatterings around the country, Larry, of slowly improving office fundamentals, but I think the rule remains what it has been all year, which is this is still a very anemic marketplace.

L. Taylor	Okay, and purchase and sale, which you guys haven’t commented on, unless I missed it, how is that shaping up and what’s the outlook there?

B. White

The investment property acquisition/disposition business has been on a torrid pace for two years.  We really don’t have a precedent in the past to look at that would show this type of strength in the sale market.  Our view right now is we believe interest rates are probably going to make some modest moves up, but nonetheless, on a relative basis, if you look over ten years of investment property market, even if interest rates were to move 150 basis points, we’re still very much in an acceptable range for most investors.

I will tell you, if interest rates went 200 basis points, all we would be doing is replacing one investor with a different set of investors.  That marketplace, unlike the leasing market, where I feel that we’re a ways off right now, the sale market is quite strong, and right now we don’t see anything structural in the market that should change that in the near term.

L. Taylor

Okay, terrific, and, Ken, one last question for you, more of a housekeeping kind of question: Thinking about cash taxes, given all the sort of moving parts here, what do you think you’re likely to end up paying in cash taxes?

K. Kay	You mean on a go-forward basis or a run-rate basis, or are you just talking for this year?

L. Taylor	Well I’m thinking about this year and then on a go-forward basis, just as folks are building models here.

K. Kay	Probably this year I would say it’s between 15 and 20.

L. Taylor	Then next year, you think?

K. Kay	Well next year it’s going to be less because of all the deductions we’ve got associated with the merger costs. The numbers should be down to probably below ten.

Moderator	Thank you, we now go to the line of Kathy Nolin from Salomon Asset Management. Please go ahead.

K. Nolin

I have several questions.  One is could you give us some guidance on the amount of merger costs that you expect to incur in the fourth quarter of this year and then the first quarter of next year, and are those cash costs?

R. Wirta	Is that the first question, Kathy?

K. Nolin	Yes, it is.

R. Wirta	Okay, Ken, do you want to?

K. Kay

Yes, on merger-related costs it’s really comprised - the two biggest components in there are really, I suppose, real estate, meaning termination of facility cost, termination of leases and then also severance.  So from a real estate standpoint, probably would have around a couple million dollars in each of the next three quarters.  Then from a severance standpoint we would probably have around $4 million in Q4 and then $2 million in each of Q1 and Q2 of 2004.  Most of those items are just cash.

K. Nolin	Okay, just to make sure, it’s $4 million in the fourth quarter and then each $2 million in the first two quarters of next year.

K. Kay	That’s for severance and then real estate costs would be around $2 million in each of the next three quarters because, on the facilities costs, they run out over time.

K. Nolin	With regard to your bank covenants, a follow-up question on that: How much of synergy costs did they allow you to add into your EBITDA calculations for purposes of calculating the covenants?

K. Kay	It was just under $40 million.

K. Nolin	Then my last question, just to clarify, the $138.4 million increase in revenues, how much of that was from Insignia and then how much of that was from currency?

K. Kay	Insignia was about $75 million and currency was almost $9 million.

Moderator	Thank you. We now go to the line of Keith Hogan from Eaton Vance. Please go ahead.

K. Hogan	A lot of my questions have been answered. You’ve got some good questioners today. Just basically some bookkeeping questions left: cap ex for the quarter? What was the cap ex?

K. Kay	Seven million.

K. Hogan	And the big jump in the D&A for the quarter, would we view that as a run rate or some of that’s more one-time related to the merger?

K. Kay

The biggest chunk in there, which is around $31 million, is really, let’s call it runoff, and we’ll see a little bit more of that over the next couple quarters.  Let me try and explain that.  What happens is, purchase accounting dictates that, when you purchase backlog in purchase accounting - so, in essence, the backlog that Insignia had - you’re not allowed to recognize net profitability resulting from that.  So what happens is although the numbers are reflected in our revenue and in our EBITDA, we’re amortizing an intangible against that, in essence, backs the impact from operating earnings out before it gets to the bottom line.

So in this quarter we had $31 million of additional amortization expense to adjust for that and we’ve got about another, I’d say, equivalent amount, maybe a little bit higher, $33 million to go.  The way that we think that will be amortized out will be around $15 million to $20 million of that $33 million remaining in additional amortization costs should occur in Q4 and then the balance of it would be split between Q1 and Q2 of ‘04.

Unfortunately it’s not a perfect science because of the fact it’s a function of when those deals close and the revenue ultimately gets recognized.  So those numbers may shift around a little bit, but the total additional amortization expense shouldn’t really exceed the $33 million left to go.

K. Hogan	Okay, and then once that all burns off you’ll be at somewhere around a $10 million D&A run rate?

K. Kay	Yes.

K. Hogan	Earlier, you mentioned, under Rachel’s question, your calculation of the bank covenants was 3.0 times is what you tested to? The covenant was four times but you tested at three times.

K. Kay	On the leverage ratio, correct.

K. Hogan	On the leverage ratio, rather. You had some add-back, according to Kathy’s question, around $40 million. My other piece of the puzzle is, is it a net debt calculation or a gross debt?

K. Kay	It’s a net debt calculation.

Moderator	There are no further questions at this time. Please continue.

R. Wirta

Thank you, Robert, and thank you, everyone, for being on the call.  We appreciate your participation.  If you have questions subsequent to the call, just please feel free to call Ken, Brett or myself and we look forward to our next discussion.  Thank you.

Moderator

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